EXHIBIT 99.1

MONARCH COMMUNITY BANCORP, INC.

ANNOUNCES THIRD QUARTER 2012 RESULTS

COLDWATER, MICHIGAN, November 1, 2012 - Monarch Community Bancorp, Inc. (OTCQB.MCBF), the parent company of Monarch Community Bank “the Bank”, today announced a net loss available to common shareholders for the quarter ended September 30, 2012 of $615,000 compared to net earnings available to common shareholders of $79,000 for the quarter ended September 30, 2011. Basic and diluted earnings (losses) per share for the quarter ended September 30, 2012 were $(.31) compared to $.04 for the same period in 2011. Monarch Community Bancorp also reported net loss available to common shareholders for the first nine months of 2012 of $1.5 million compared to net income of $120,000 for the same period a year ago. Basic and diluted earnings (losses) per share for the nine months ended September 30, 2012 were $(.74) compared to $.06 for the same period in 2011.

“While we are anxious for a return to profitability,” stated Richard J. DeVries, President and CEO of Monarch Community Bancorp and Monarch Community Bank, “we continue to improve the overall quality of the loan portfolio and are building the platform for future growth in revenue and profitability. We now have nine residential loan production offices in attractive markets across Michigan and Northern Indiana. There are start-up costs associated with this expansion that constitute an investment for the future. We are positioning Monarch Community Bancorp, Inc. for a capital raise that we currently expect to commence in the fourth quarter of 2012, with an anticipated conclusion in the first quarter of 2013. The capital will be used to raise capital ratios to the levels required by the state and federal regulators and to allow for the full implementation of our business plan”.

A quarter to quarter comparison of asset quality shows improvement in delinquencies, while showing an increase in non-performing assets. The increase in non-performing assets represents the addition of two loans to the non-performing loan category. The loans added are well collateralized and we do not anticipate further losses with these properties.

The net interest margin for the third quarter of 2012 increased 42 basis points to 3.42% compared to 3.00% for the same period in 2011. The improvement in the margin is largely due to reduction in wholesale funding. The Bank has focused on repaying Federal Home Loan Bank Advances and allowing Brokered Certificates of Deposit to mature. Brokered deposits decreased $4.9 million from $7.3 million as of September 30, 2011 to $2.4 million at September 30, 2012. Federal Home Loan Bank advances decreased $15.1 million from $22.3 million at September 30, 2011 to $7.2 million at September 30, 2012. The net interest margin for the nine months ended September 30, 2012 increased 41 basis points to 3.40% compared to 2.99% for the same period in 2011.

The provision for loan losses was $5,000 in the third quarter of 2012 compared to $41,000 for the third quarter of 2011. The continued minimal required level of provision was primarily driven by the reduced level of charge off activity and stabilization of delinquent loans.

Non-performing assets totaled $11.6 million at the end of the third quarter of 2012 a decrease of $1.6 million from December 31, 2011. Net charge offs for the quarter ended September 30, 2012 were $205,000 compared to $800,000 for the same period in 2011. Net charge offs year-to-date consisted of primarily of one- to four-family residential mortgages. The provision for loan losses was $58,000 in the nine months ended September 30, 2012 compared to $304,000 for the same period in 2011. Net charge offs for the nine months ended September 30, 2012 were $1.2 million compared to $2.0 million for the same period in 2011.

Non-interest income for the quarter ended September 30, 2012 decreased $181,000, or 15.0%, from $1.2 million to $1.0 million compared to the same period a year ago. This decrease is attributable to a decrease in gain on sale of securities.

Net gain on sale of loans increased $185,000 for the quarter ended September 30, 2012 from $245,000 to $430,000 compared to the same period a year ago. The increase is largely due to the increase in one- to four-family residential mortgage refinancing activity. Other income increased $112,000 for the quarter ended September 30, 2012 compared to the same period a year ago. The increase was primarily due to the company taking a write down of an investment in a low cost housing project in the third quarter of 2011. This charge was not a recurring expense.

Noninterest income for the nine months ended September 30, 2012 increased $48,000, or 1.6%, compared to the same period a year ago. This is mainly attributable to an increase in gain on sale of loans. Net gain on sale of loans increased $428,000 for the nine months ended September 30, 2012 from $675,000 to $1.1 million compared to the same period a year ago. Fees and service charges decreased $37,000 for the nine months ended September 30, 2012 compared to the same period a year ago primarily due to a decrease in fees from our overdraft program. Other income increased $146,000 for the nine months ended September 30, 2012 compared to a year ago for reasons mentioned previously. Loan servicing income decreased $29,000.

Noninterest expense increased $481,000 for the quarter ended September, 2012 compared to the same period a year ago. Salaries and employee benefits increased $298,000. The increase in personnel expense was primarily attributable to the addition of loan originators for new offices opened. Occupancy and equipment expense increased $63,000 due to the additional offices opened. Other general and administrative expenses increased $91,000 year-over-year largely due to increases in costs for the additional staff such as training and travel. All other expenses increased $29,000.

Noninterest expense increased $1.6 million for the nine months ended September 30, 2012 compared to the same period a year ago. The increase is again mainly attributable to costs associated with opening the loan origination offices and costs associated with the disposition of OREO properties. Salaries and employee benefits increased $863,000 year-over-year. Foreclosed property expense increased $211,000 year-over-year.

Total assets were $194.5 million at September 30, 2012 compared to $208.1 million at December 31, 2011. Total loans decreased $10.8 million (7.3%), to $137.7 million at September 30, 2012 from $148.5 million at December 31, 2011. Deposits increased $264,000, or .15%, to $174.5 million during the nine months ended September 30, 2012 from $174.2 million at the end of 2011.

Stockholders’ equity decreased to $9.7 million at September 30, 2012 compared to $11.1 million at December 31, 2011. The Bank must meet certain minimum capital requirements to satisfy federal and state laws. Monarch Community Bank’s tier 1 leverage ratio and total risk based capital ratio were 5.29% and 9.50%, respectively, as of September 30, 2012. In May of 2010 the Bank agreed with the FDIC to develop a plan to increase its tier 1 leverage ratio to 9% and total risk based ratio to 11%. The Bank is pursuing all opportunities to raise capital and was considered adequately capitalized according to the FDIC definition as of September 30, 2012.

Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties.

For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.

Contacts:
Richard J. DeVries, CEO	Rebecca S. Crabill, CFO
(517) 279-3978	(517) 279-3956

Monarch Community Bancorp, Inc.

Condensed Balance Sheet

(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$24,027	$24,111
Securities	17,704	17,887
Loans	139,834	149,148
Other assets	12,903	16,960

Total assets	$194,468	$208,106

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$174,449	$174,185
Borrowings	7,175	20,175
Other liabilities	3,125	2,604

Total liabilities	184,749	196,964

Stockholders’ equity	9,719	11,142

Total liabilities and stockholders’ equity	$194,468	$208,106

Monarch Community Bancorp, Inc.

Condensed Statement of Income

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Interest Income	6,610	8,092
Interest Expense	1,692	2,889

Net Interest Income	4,918	5,203
Provision for Loan Losses	58	304

Net Interest Income After Provision for Loan Losses	4,860	4,899
Noninterest Income	3,034	2,986
Noninterest Expense	9,082	7,499

Income - Before income taxes	(1,188)	386
Income Taxes	—	—

Net Income	$(1,188)	$386

Dividends and amortization of discount on preferred stock	$300	$266
Net Income (loss) available to common stock	$(1,488)	$120

Earnings Per Share
Basic	$(0.74)	$0.06

Diluted	$(0.74)	$0.06